Exhibit 99.1

Maze Therapeutics Reports Fourth Quarter and Full-Year 2024 Financial Results and Recent Highlights

MZE829 Phase 2 HORIZON Trial Enrolling Patients with APOL1 Kidney Disease (AKD); Initial Data Expected in Q1 2026

MZE782 Phase 1 Healthy Volunteer Trial Ongoing; Initial Data Expected in H2 2025

Raised $140 Million in Gross Proceeds in Upsized IPO in February 2025, Providing Expected Cash Runway into H2 2027

SOUTH SAN FRANCISCO, CA, March 31, 2025 – Maze Therapeutics, Inc. (Nasdaq: MAZE), a clinical-stage biopharmaceutical company developing small molecule precision medicines for patients with renal, cardiovascular and metabolic diseases, today reported financial results for the fourth quarter and year ended December 31, 2024, highlighted recent progress and reiterated upcoming milestones.

“Maze has reached a pivotal moment in our journey. On the heels of a successful IPO and with two ongoing clinical-stage programs - MZE829 for AKD and MZE782 for both chronic kidney disease (CKD) and phenylketonuria (PKU) - we are making meaningful progress towards advancing genetic-based medicines with the potential to transform patient care,” said Jason Coloma, Ph.D., chief executive officer of Maze. “We look forward to reporting initial Phase 1 data for MZE782 in healthy volunteers in the second half of 2025, which will enable us to prepare to initiate Phase 2 trials in CKD and PKU. We also expect to report initial data from the Phase 2 HORIZON trial of MZE829 in patients with AKD in the first quarter of next year. With a strong financial foundation, highly accomplished team and clear mission, we are well-positioned to execute our milestones and deliver breakthrough medicines to patients.”

Pipeline Accomplishments and Upcoming Milestones

MZE829 for AKD

MZE829 is an oral, small molecule APOL1 inhibitor that Maze is advancing as a potential treatment for patients with AKD, a subset of CKD estimated to affect over one million people in the United States alone.

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In February 2025, Maze dosed the first patient in the Phase 2 HORIZON Study of MZE829 in patients with AKD. The trial is enrolling a broad population of AKD patients, including those with more severe disease who have nephrotic range proteinuria, focal segmental glomerulosclerosis (FSGS), patients with lower levels of proteinuria and hypertensive nephropathy and patients with proteinuria and diabetic kidney disease. Maze expects to announce topline data from the Phase 2 trial in the first quarter of 2026.

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In October 2024, Maze reported positive Phase 1 results for MZE829 in healthy volunteers, which demonstrated that MZE829 was well tolerated at single doses up to 480 mg and multiple doses up to 350 mg daily over seven days, with dose-proportional pharmacokinetics and low variability. The observed half-life of approximately 15 hours supports once-daily dosing of MZE829.

MZE782 in CKD and PKU

MZE782 is an oral small molecule targeting the solute transporter SLC6A19, with potential to be a first-in-class treatment for approximately five million U.S. patients with CKD who have inadequate responses to currently available CKD therapies, as well as those with PKU, an inherited metabolic disorder.

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In September 2024, Maze initiated a Phase 1 clinical trial of MZE782 in healthy volunteers. Maze expects to report initial data, including proof-of-mechanism biomarkers, in the second half of 2025.

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Based on Phase 1 results, Maze plans to initiate two parallel Phase 2 clinical trials of MZE782 in CKD and PKU.

Corporate Highlights

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In February 2025, Maze completed an upsized IPO, raising approximately $140 million in gross proceeds, before deducting underwriting discounts and commissions and other offering expenses, through the sale of 8,750,000 shares at $16.00 per share.

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In November 2024, Maze closed an oversubscribed $115 million Series D financing co-led by Frazier Life Sciences and Deep Track Capital, with participation from Janus Henderson Investors and Logos Capital. Approximately $40 million of the $115 million represented the conversion of previously issued convertible notes held by existing investors.

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Combined gross proceeds of approximately $255 million from the two financings are expected to provide runway into the second half of 2027, supporting completion of Phase 2 clinical trials for MZE829 in AKD and MZE782 in CKD and PKU, as well as continued advancement of additional preclinical programs.

Fourth Quarter and Full Year 2024 Financial Results

Cash Position: Cash and cash equivalents were $196.8 million as of December 31, 2024, compared to $29.2 million as of December 31, 2023. Maze expects its current cash and cash equivalents, which includes proceeds from its February 2025 IPO, will fund operations into the second half of 2027.

License Revenue: License revenue was $167.5 million for the year ended December 31, 2024, compared to none for the year ended December 31, 2023. The increase was primarily due to the receipt of a one-time upfront payment of $150.0 million in May 2024 under the license agreement with Shionogi & Co., Ltd. (Shionogi) for the development of MZE001 in Pompe disease. No license revenue was recognized for the fourth quarter of 2024 and 2023.

Research & Development (R&D) Expenses: R&D expenses were $22.2 million for the fourth quarter of 2024 and $83.5 million for the year ended December 31, 2024, compared to $16.0 million for the fourth quarter of 2023 and $73.9 million for the year ended December 31, 2023. This year-over-year increase primarily reflects higher clinical trial expenses for MZE829 and MZE782 as well as for preclinical studies for MZE782.

General & Administrative (G&A) Expenses: G&A expenses were $7.5 million for the fourth quarter of 2024 and $26.4 million for the year ended December 31, 2024, compared to $7.0 million for the fourth quarter of 2023 and $24.6 million for the year ended December 31, 2023. This year-over-year increase primarily reflects higher personnel-related expenses, including non-cash stock-based compensation expense, partially offset by lower expenses for professional services.

Net (Loss) Income: Net loss was $29.6 million for the fourth quarter of 2024 and net income was $52.2 million for the year ended December 31, 2024, compared to net loss of $26.6 million for the fourth quarter of 2023 and net loss of $100.4 million for the year ended December 31, 2023. Net income for the year ended December 31, 2024 includes $167.5 million in license revenue recognized under various license agreements, including the exclusive license agreement with Shionogi.

About Maze Therapeutics

Maze Therapeutics is a clinical-stage biopharmaceutical company harnessing the power of human genetics to develop novel, small molecule precision medicines for patients living with renal, cardiovascular and related metabolic diseases, including obesity. The company is advancing a pipeline using its Compass platform, which provides insights into the genetic variants in disease and links them with the biological pathways that drive disease in specific patient groups. The company’s pipeline is led by two wholly owned lead programs, MZE829 and MZE782, each of which represents a novel precision medicine-based approach for patients. For more information, please visit mazetx.com, or follow us on LinkedIn and X.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the current beliefs and expectations of management. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitation, statements concerning the company’s future plans and prospects, any expectations regarding the safety or efficacy of MZE829, MZE782 and other candidates under development, the ability of MZE829 to treat AKD or other indications, the ability of MZE782 to treat CKD, PKU or other indications, the planned timing of the company’s clinical trials, data results and further development of MZE829, MZE782 and other therapeutic candidates, and the sufficiency of the company’s cash and cash equivalents to fund its operating expenses and capital expenditure requirements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the company may identify forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Although the company believes the expectations reflected in such forward-looking statements are reasonable, the company can give no assurance that such expectations will prove to be correct. Readers are cautioned that actual results, levels of activity, safety, performance or events and circumstances could differ materially from those expressed or implied in the company’s forward-looking statements due to a variety of factors, including risks and uncertainties related to the company’s ability to advance MZE829, MZE782 and its other therapeutic candidates, obtain regulatory approval of and ultimately commercialize the company’s therapeutic candidates, the timing and results of preclinical studies and clinical trials, the company’s ability to fund development activities and achieve development goals, its ability to protect its intellectual property, general business and economic conditions, and risks related to the impact on its business of macroeconomic conditions, including inflation, volatile interest rates, tariffs, instability in the global banking sector, and public health crises. Further information on potential risk factors that could affect the company’s business and its financial results are detailed under the heading “Risk Factors” included in the company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (SEC) on March 31, 2025, and the company’s annual and quarterly reports and other filings filed from time to time with the SEC. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date of this press release and Maze undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Corporate Contact:

Jillian Connell, Maze Therapeutics

jconnell@mazetx.com

(650) 850-5080

Media Contact:

Dan Budwick, 1AB

dan@1abmedia.com

Maze Therapeutics, Inc.

Select Condensed Financial Information

(in thousands, except share and per share amounts)

(unaudited)

Condensed Statements of Operations

	Three months ended		Year ended
	December 31,		December 31,
	2024	2023	2024	2023
License revenue	$—	$—	$167,500	$—

Operating expenses:
Research and development	22,216	16,045	83,496	73,945
General and administrative	7,510	7,006	26,418	24,606
Total operating expenses	29,726	23,051	109,914	98,551
(Loss) income from operations	(29,726)	(23,051)	57,586	(98,551)
Interest and other income, net	1,516	304	4,654	1,966
Change in fair value of convertible promissory notes	(1,644)	(3,830)	(8,837)	(3,830)
(Loss) income before income tax expense	$(29,854)	$(26,577)	$53,403	$(100,415)
Income tax benefit (expense)	275	—	(1,172)	—
Net (loss) income	$(29,579)	$(26,577)	$52,231	$(100,415)
Net (loss) income attributable to common stockholders, basic and diluted	$(44,551)	$(26,577)	$3,405	$(100,415)
Net (loss) income per share attributable to common stockholders:
Basic	$(18.32)	$(11.46)	$1.42	$(43.89)
Diluted	$(18.32)	$(11.46)	$1.25	$(43.89)
Weighted-average shares used in computing net (loss) income per share attributable to common stockholders:
Basic	2,431,764	2,318,137	2,396,094	2,287,980
Diluted	2,431,764	2,318,137	2,730,299	2,287,980

Condensed Balance Sheet Data

	December 31,	December 31,
	2024	2023
Cash and cash equivalents	$196,812	$29,158
Total assets	$240,542	$71,504
Total liabilities	$43,638	$61,450
Total redeemable convertible preferred stock and stockholders’ deficit	$196,904	$10,054